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                                                                    EXHIBIT 99.1
For more information contact:

Peter Makowiecki, CPA                   David Kiser, CPA
Chief Financial Officer                 Director of Corporate Communications
Southern Pacific Funding Corporation    Southern Pacific Funding Corporation
(503) 684-4714                          (503) 684-4717



                     SOUTHERN PACIFIC FUNDING CORPORATION
                      ANNOUNCES SHARE REPURCHASE PROGRAM

     Senior Management Also Commits to Purchase Stock with Year-end Bonus

LAKE OSWEGO, OR--November 18, 1997--Southern Pacific Funding Corporation (NYSE:
SFC) today announced that its board of directors has authorized the repurchase of up to 5% of the Company's currently outstanding common stock, or approximately one million shares. Under the repurchase program, the Company plans to purchase shares on the open market from time to time, depending on market conditions. The Company also announced that senior management has committed a significant percentage of their year-end bonus to purchase shares of the Company's common stock.

"The board of director's decision to institute a repurchase plan provides an opportunity for dramatic returns on capital invested in our common stock and increased earnings per share over the long-term. The Company has significant cash liquidity and believes an investment in its common stock to be a sound use of capital. Moreover, the decision to purchase stock with 1997 year-end bonuses reaffirms management's confidence in future expectations for the Company and the industry," commented Robert W. Howard, Vice-Chairman and CEO.

Certain statements contained in the press release, which are not historical fact, may be deemed to be forward-looking statements under the federal securities laws. There are many important factors that could cause Southern Pacific Funding Corporation's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, interest rate risk, prepayment speeds, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for Southern Pacific Funding's services, the degree to which Southern Pacific Funding is leveraged, its needs for financing, and other risks identified in Southern Pacific Funding's Securities and Exchange Commission filings.


                                    -More-
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Southern Pacific Funding Corporation is a Lake Oswego, Oregon based international specialty finance company engaged in the business of originating, purchasing and selling home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions. The Company and its subsidiaries originate loans through mortgage broker and correspondent relationships, consumer lending operations and strategic alliances throughout the United States and the United Kingdom.


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 More information can be found on Southern Pacific Funding Corporation on the
              Internet @ http://www.businesswire.com/cnn/sfc.htm